CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated as of the report date listed below, relating to the financial statements and financial highlights which appears in the following Annual Reports to Shareholders of the below listed Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

Report Date	Annual Shareholder Report Date	Fund
10/22/10	8/31/10	BofA Cash Reserves
10/22/10	8/31/10	BofA Connecticut Municipal Reserves
10/22/10	8/31/10	BofA Government Plus Reserves
10/22/10	8/31/10	BofA Massachusetts Municipal Reserves
10/22/10	8/31/10	BofA Municipal Reserves
10/22/10	8/31/10	BofA New York Tax-Exempt Reserves
10/22/10	8/31/10	BofA Treasury Reserves

/s/    PricewaterhouseCoopers, LLP

Boston, MA

September 9, 2011